EXHIBIT 10.3

Master Services Agreement

Date: September 20, 2019

Parties

1.         Novotech (Australia) Pty Limited ACN 071 874 881 of Level 3, 235 Pyrmont Street, Pyrmont, NSW 2009, Australia (Novotech)

2.         EMBI Australia Pty Ltd ACN 635 424 047, a company incorporated in Victoria, Australia, having its principal place of business at 58 Gipps Street, Collingwood, 3066 Vic, Australia, (Sponsor)

Background

A          Novotech is a clinical research organization engaged in the business of providing clinical management, data management, biostatistical, medical monitoring, quality assurance, regulatory, site management organisation, central laboratory and other related services to support clinical trials.

B          Sponsor is an organization engaged in the business of developing pharmaceutical, biotechnology, and/or device products for human therapeutic use.

C          Sponsor would like to retain the services of Novotech from time to time to perform clinical research and related services in connection with certain clinical research projects Sponsor is conducting as set out in a project agreement pursuant to the terms of this Agreement.

D          Novotech is willing to provide services to Sponsor in accordance with the terms and conditions of this Agreement.

The Parties hereby agree as follows:

1           Defined terms and interpretation

Defined terms

1.1       In this Agreement, any capitalised terms that are not defined have the meaning given to them below:

Affiliate means any entity under common control, controlled by or which controls a Party. Control of an entity includes the power to directly:

(a) determine the financial or operating policies of the entity;

(b) control the membership of the board or other governing body of the entity; or

(c) control the casting of more than one half of the maximum number of votes that may be cast at a general meeting of the entity,

Claim means an allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature however arising, whether present or future, fixed or not, actual or contingent.

Confidential Information means all confidential or proprietary information whether in visual, documentary, oral or electronic form which includes systems, process and procedures, in respect of the Discloser, made available to the Recipient (whether disclosed orally or disclosed or accessed in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as "confidential"), unless expressly agreed in writing not to be confidential.

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Discloser means the party disclosing Confidential Information.

Dispute means any dispute, controversy, difference or claim between the Parties about this Agreement or any matter arising out of this Agreement but does not include any matter entitling a party to seek interlocutory relief.

FDA means the U.S. Food and Drug Administration.

ICH GCP Guidelines means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use Guideline for Good Clinical Practice E6.

Intellectual Property means data, software, designs, utilities, tools, models, systems and other methodologies and know-how.

Intellectual Property Rights includes current or future rights to Intellectual Property, inventions, process improvements and knowledge developed as a result of performing the Services.

Loss means costs, claims, liabilities, damage, demands, actions and expenses (including reasonable legal expenses).

Personal Information means information which identifies an individual or from which an individual can be identified.

Project Agreement means the written agreement between the Parties which sets out with specificity the Services to be performed, the timeline for the performance of the Services, the fees for the Services, the schedule of payments for the performance of the Services and any other matters relevant to the Services and which is specifically incorporated by reference into this Agreement.

Protocol means the protocol associated with the Study as described in a Project Agreement.

Recipient means the party receiving Confidential Information.

Records means hard copy and electronic data provided to, received or created by Novotech during the course of providing the Services.

Representatives means the directors, officers, executives, employees and contractors of a Party or its Affiliated entities, and any other person acting on behalf of a Party.

Services means the clinical research or other related services provided by Novotech as described in a Project Agreement.

Study means a clinical trial or clinical research conducted by the Sponsor.

Study Drug means the medicine or device provided by the Sponsor pursuant to the Protocol and which is being tested or trialled during the Study.

Interpretation

1.2 In this Agreement, unless the context requires otherwise:

(a)        the singular includes the plural and vice versa;

(b)        the “Background” section set forth in the preamble of this Agreement forms part of this Agreement;

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(c)        a reference to a Party includes its executors, administrators, successors, substitutes (including persons taking by novation) and permitted assigns; and

(d)        no rule of construction applies to the disadvantage of a Party because that Party was responsible for the preparation of this Agreement or any part of it.

2           Services

2.1       Sponsor hereby engages Novotech and Novotech agrees to perform the Services as set out in a Project Agreement agreed and executed by both Parties from time to time.

2.2       Novotech will perform the Services with professional care and skill and in accordance with:

(a)        the terms of this Agreement;

(b)        the terms of a Project Agreement;

(c)        (in relation to a Project Agreement), the Protocol, agreed Standard Operating Procedures and any responsibilities allocated to Novotech for the Transfer of Sponsor Obligations (as required by FDA regulations 21 CFR 312.52); and

(d)        relevant professional standards and all applicable laws, rules and regulations, including, but not limited to, ICH GCP Guidelines, FDA regulations and guidance.

3           Project Agreements

3.1       Separate Project Agreements will be prepared and agreed between the Parties for each Study and will be subject to the terms of this Agreement. Novotech will not commence providing the Services without a Project Agreement executed by authorized representatives of both Parties.

3.2       The performance of obligations under any one Project Agreement will not affect, and will at all times be unrelated to, the performance of any other Project Agreement entered under this Agreement except that breach of an obligation under any one Project Agreement will be treated as a breach of this Agreement.

3.3       In the event of a conflict between the terms of this Agreement and a Project Agreement, the terms of this Agreement will govern except to the extent that the applicable Project Agreement expressly and specifically states an intent to supersede this Agreement on a specific matter as it relates to such Project Agreement.

3.4       Novotech will only perform any additional services not specified in a Project Agreement upon execution by both Parties of a change order. If Sponsor submits a change request to Novotech, Novotech shall review such change request, and within seven (7) business days of receipt of such request, provide Sponsor with information regarding the impact of the applicable change on the implementation of the Services, and any applicable fee adjustments. Sponsor shall have the right to review such information and determine in its discretion whether to proceed with the applicable change, which shall not be implemented by Novotech unless the parties enter into a change order as required pursuant to this Section 3.4.

4           Term

Agreement

4.1       This Agreement commences on the date the last Party signs the Agreement and will end five (5) years from that date unless terminated earlier in accordance with this Agreement. The Parties may mutually agree in writing to extend the term of this Agreement.

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Project Agreement

4.2       The term of any Project Agreement commences on the date the last Party signs the Project Agreement and ends when the Services have been completed and all invoices have been paid by the Sponsor (unless terminated earlier in accordance with this Agreement).

5           Sponsor Obligations

5.1       Sponsor will do all things reasonably necessary to ensure that Novotech may provide the Services, as specifically set forth in each applicable Project Agreement.

5.2       In relation to a Project Agreement, solely to the extent applicable to the Services provided pursuant to the applicable Project Agreement, the Sponsor agrees to:

(a)        comply with ICH GCP Guidelines, FDA regulations and guidance, the Protocol, all Standard Operating Procedures as agreed between the Parties and any other applicable documents agreed by the Parties which are applicable to Sponsor in connection with the Services (such as Study Plans etc).

(b)        provide the Study Drug necessary for the performance of the Services;

(c)        provide all clinical, pharmacology and toxicology information and advice required for the proper planning and performance of the Services including, but not limited to, any information on serious adverse drug experience;

(d)        any other reasonable assistance or information as requested from time to time.

5.3       The Sponsor acknowledges and agrees that, in relation to a Project Agreement, Novotech relies on the following representations by the Sponsor, and the Sponsor represents and warrants that on and as of the date of a Project Agreement, to the best knowledge of the Sponsor:

(a)        the Study Drug is of satisfactory quality and fit for the purposes of the Study; and

(b)        any clinical, pharmacology and toxicology information and advice provided is accurate, complete and fit for the purposes of Novotech providing the Services.

6           Personnel and Subcontracting

Personnel

6.1       Novotech will allocate sufficient professionally trained clinical research personnel to provide the Services in accordance with the Project Agreement(s).

6.2       The Services will be performed under the direction of a Novotech project manager and/or project director (if applicable).

Subcontracting

6.3       Novotech may at its discretion use its Affiliates or a third party to assist it provide the Services; provided, that, Novotech shall obtain Sponsor’s prior written consent prior to engaging any such Affiliate or third party to provide such assistance. Novotech will procure its Affiliates or any third party to be subject to the key terms agreed by the Parties. Novotech will be responsible to the Sponsor, and remain liable, for the acts or omissions of its Affiliates or a third party in the performance of the Services.

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Third Party Involvement

6.4       If the Services include or require Novotech to act on behalf of the Sponsor including but not limited to submitting regulatory applications or entering into agreements with third parties such as laboratory services, labelling services, sites or investigators (Third Party Agreement), if Sponsor requests that Novotech acts on its behalf in such capacity, Sponsor expressly authorises Novotech to act on its behalf, enter into and execute Third Party Agreements and take any and all other actions reasonably required and related to performance of the Third Party Agreement. If required by the Sponsor, the form of the Third Party Agreement (including all associated costs) will be agreed between Novotech and the Sponsor prior to Novotech entering into the Third Party Agreement.

Debarment

6.5       Novotech will not knowingly use in the performance of the Services any person or entity that has been debarred by the FDA pursuant to 21 U.S.C. §335a, et seq. or under an equivalent provision of any country where the Services are provided. If, during the term of a Project Agreement, Novotech becomes aware of the debarment or threatened debarment of Novotech or of any person or entity retained by it then Novotech will notify the Sponsor as soon as practicable.

Non-solicitation

6.6       During the term of this Agreement and for a period of one (1) year thereafter, each Party agrees not to solicit for hiring any of the other Party’s employees that is directly involved in the performance of Services. The Parties expressly agree that a hiring that results from an employee response to a job posting or similar classified advertisement shall not constitute a “solicitation”.

7           Information

Confidential Information

7.1       Sponsor and Novotech executed a confidentiality agreement dated July 8, 2019 (Confidentiality Agreement).

7.2       The Parties agree that all Confidential Information disclosed during the term of this Agreement will be subject to the confidentiality obligations in, and governed by the terms of the Confidentiality Agreement.

Personal Information

7.3       The Parties acknowledge and agree that information collected in respect of a Study may include Personal Information and sensitive Personal Information which is subject to specific legislation relating to the processing, storage, transfer and use of such data.

7.4       For the purposes of this clause:

(a)        Novotech will comply with all applicable laws and regulations relating to the protection and use of Personal Information and data privacy in its conduct and reporting of the Study;

(b)        Novotech will take all reasonable technical and organisational measures to prevent unauthorised or unlawful processing, accidental loss, destruction of, damage to, or disclosure of such information; and

(c)        the Sponsor shall take appropriate measures to protect the confidentiality and security of all Personal Information that it receives from Novotech in respect of the Study and comply with all applicable laws and regulations relating to the protection and use of Personal Information and data privacy.

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Publicity

7.5       The Parties agree not to release any statement, information, advertisement, or publicity referring to the other without their express written approval in each instance.

8           Intellectual Property

8.1       Novotech agrees that Intellectual Property created by Novotech directly related to or arising from the performance of Services (excluding any proprietary information owned by Novotech) will be solely and exclusively owned by Sponsor and constitute Sponsor’s Intellectual Property Rights. To the extent any rights in such Intellectual Property are deemed to vest in Novotech, by operation of law or otherwise, Novotech shall irrevocably assign, and hereby irrevocably assigns to Sponsor in perpetuity, all right, title and interest in and to such Intellectual Property.

8.2       Sponsor agrees that any Intellectual Property created by Novotech which further develops Novotech’s clinical trial methodologies, technologies and processes that were in existence as of the Effective Date will be Novotech’s Intellectual Property Rights.

8.3       Each Party grants the other a licence to use their Intellectual Property Rights solely during the term of this Agreement to the extent necessary to obtain the benefit of the Services.

9           Records

9.1       During the term of this Agreement, Novotech will securely maintain all Records in its possession.

9.2       Upon termination of this Agreement, the Sponsor may provide reasonable written directions to Novotech to deliver up or destroy all Records in its possession and Novotech will comply with such directions.

9.3       Notwithstanding any other clause in this Agreement, Novotech may retain one copy of the Records for archival purposes which will be held subject to its obligations of confidentiality under the terms of this Agreement.

10        Services Audits and Inspections

10.1    Novotech agrees that during the term of this Agreement, upon 30 days’ notice, the Sponsor may request and Novotech will provide:

(a)        access to sites and facilities where Services are being performed (during usual business hours);

(b)        access to information about the Services in the possession of Novotech,

for a maximum period of three (3) business days (unless extended by written agreement of the Parties) so that the Sponsor may conduct an audit of the services that Novotech provides, its systems, processes and methodologies and/or the Services (Services Audit).

10.2    Novotech agrees that it will:

(a)        promptly notify Sponsor of any proposed regulatory inspection (Inspection) relating to the Services;

(b)        where possible, allow Sponsor’s Representatives to be present during any Inspection and provide Sponsor with a copy of any Inspection report; and

(c)        take any reasonable steps requested by Sponsor to cure any deficiencies of Novotech’s processes identified in an Inspection.

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11        Insurance

11.1    During the term of this Agreement, the Parties will maintain appropriate professional indemnity and any other insurance policies sufficient to apply to any liability that may arise out of or in connection with this Agreement and any Project Agreement.

11.2    Each Party will provide certificates of currency upon request.

11.3    In the event that Novotech is required to be a named insured on the Sponsor’s clinical trial insurance policy for the purposes of a Study, the Sponsor agrees that Novotech may be a named insured for that purpose and agrees to add Novotech as a named insured.

12        Liability and Indemnities

12.1    Each Party agrees to indemnify (Indemnifying Party) the other Party, its Affiliates and Representatives (Indemnified Party) in respect of any Claim or Loss suffered or incurred by any of them arising out of or in connection with the Services except to the extent that the circumstances giving rise to a Claim or Loss are directly caused by the acts or omissions or breach of this Agreement or any Project Agreement by the Indemnified Party.

Study Indemnities

12.2 Sponsor agrees to indemnify and hold harmless Novotech from and against all Claims and Losses arising out of or in any way related or incidental to Novotech providing an indemnity to any site, investigator or ethics committee against claims arising from the Study on the terms and conditions of the applicable local indemnity and agrees to adhere to any local compensation guidelines for injury resulting from participating in a clinical trial.

12.3 Novotech agrees that it will not provide any indemnity referred to in clause 12.2 without the Sponsor’s written approval

Consequential Loss

12.4        Despite any other provision of this Agreement, a Party will not be liable to any other Party for and in respect of all claims by a Party for consequential, indirect or special damages including but not limited to loss of profits, loss of data, or goodwill, whether or not the likelihood of such claim was contemplated.

Conditions

12.5    The Indemnified Party must:

(a)        promptly notify the other party of a Claim;

(b)        co-operate with the Indemnifying Party in relation to a Claim;

(c)        not admit liability, take any action or enter into any settlement without the written approval of the Indemnifying Party. The Indemnified Party will not have any authority to settle any claim on behalf of the Indemnifying Party.

Limitation of liability

12.6    Despite any other provision of this Agreement, each Party’s maximum liability to the other Party pursuant to or related to the Services for any breach, negligence or any breach of statutory duty (to the extent possible) will be the amount of the fees actually paid for the Services. The limitation of liability provisions in this clause do not apply to any Losses which cannot be limited by law, or to tangible property damage, personal injury, illness or death.

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13        Payment

For each Project Agreement:

Professional Fees and Expenses

13.1    The Sponsor will pay Novotech’s reasonable professional fees and expenses in connection with the Services as set out in the applicable Project Agreement (Professional Fees).

13.2    The Sponsor will pay any and all applicable taxes required to be imposed by local law in relation to the provision of the Services.

Pass Through Costs

13.3    The Sponsor will pay Novotech for all reasonable and required pass through costs as set out in a Project Agreement (Pass Through Costs) and any other reasonable costs that Novotech incurs as a result of providing the Services that are approved in advance by Sponsor. Novotech will advise Sponsor promptly in writing of any additional costs not set out in a Project Agreement prior to those costs being incurred.

13.4 The Sponsor agrees to pay the agreed Professional Fees and Pass Through Costs as set out in the Project Agreement. At the conclusion of the Services, Novotech will reconcile payments made by the Sponsor and will set off any amounts owing by the Sponsor for the Services rendered. Any excess part of the payments held by Novotech will be refunded to the Sponsor within 30 days of close out of the Services.

Investigator Fees

13.5    If Novotech will be paying sites and investigators on behalf of Sponsor (as set out in any clinical trial agreement pursuant to the Services), Novotech will on a quarterly basis (unless otherwise specified in the Project Agreement):

(a)        provide Sponsor with an invoice reflecting an estimate of the funding required not later than 60 days prior to the start of a quarter to be paid by Sponsor within 30 days;

(b)        submit a request to Sponsor with appropriate documentation as soon as practicable if additional funds are required;

(c)        adjust the forecast for the following quarter if not all funds are projected to be disbursed by the end of a given quarter; and

(d)        provide Sponsor with an accounting of funds disbursed to sites and investigators and return excess funds promptly upon request of Sponsor or, 30 days after completion of the Services.

13.6    Sponsor acknowledges that Novotech will not make payments to sites and/or investigators without having first received sufficient cleared funds from Sponsor.

Invoices

13.7    Upfront Payment are payable immediately on invoice Sponsor will pay all other invoices within 30 days of the date of invoice unless otherwise specified in the Project Agreement. The parties will promptly and in good faith resolve and disputed amount.

13.8    If the Professional Fees are unitised, Novotech will issue the Sponsor monthly invoices for the Professional Fees rendered during that month.

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13.9    If the Professional Fees are via monthly management fees and milestones, Novotech will issue the Sponsor invoices for each monthly management fee each month and Novotech will issue milestone invoices as and when it reaches a milestone.

13.10  Novotech will issue the Sponsor monthly invoices for reasonable and customary Pass Through Costs incurred during that month in accordance with the Project Agreement and using the applicable exchange rate as at the date of invoice. Upon request, Novotech agrees promptly to provide documentation, which reasonably substantiates any amount invoiced hereunder.

13.11  If Novotech has been providing Services pursuant to an interim agreement, Novotech agrees to reconcile all payments received from the Sponsor for the Services which have not yet been provided and credit the Sponsor that amount.

Inflation

13.12  Every 12 months during the Term, all remaining Professional Fees will increase by the percentage specified in the Health Consumer Price Index reported by the Australian Bureau of Statistics. If the Professional Fees are being paid via milestones, inflation will be estimated and included in the overall Professional Fees.

Contact Details

13.13  Novotech’s finance team can be contacted in relation to Payments at AccountsReceivable@novotech-cro.com.

Financial Audit

13.14  Novotech will keep and maintain complete and accurate records of the Fees and Pass Through Costs incurred in its performance of the Services.

13.15  Novotech agrees that the Sponsor may, at the Sponsor’s own expense and upon reasonable notice, audit the books and financial records of Novotech relating to the Services for the sole purpose of verifying the accuracy of the amounts invoiced.

14        Termination

Right to terminate

14.1    Sponsor may terminate this Agreement or a Project Agreement, without cause, by providing no less than 30 days’ notice in writing to the other Party. Novotech may terminate this Agreement or Project Agreement, without cause, by providing no less than 90 days’ notice

14.2    A Party may terminate this Agreement or a Project Agreement with immediate effect on giving written notice if the other Party:

(a)        breaches a material term of this Agreement that, if such breach is capable of remedy, is not remedied within 30 days of receipt of written notice from the non-breaching Party; or

(b)        is dissolved, liquidated, an administrator or receiver is appointed, becomes insolvent or is otherwise the subject of winding up proceedings.

Co-operation and payment

14.3    Upon termination of a Project Agreement, Novotech agrees to reasonably assist and cooperate with Sponsor to provide for an orderly wind down or transfer of the Services (including novate or terminate any agreements with third parties). Upon termination of a Project Agreement for any reason, Novotech shall not be entitled to receive any termination or cancellation fee unless specifically agreed to by Sponsor and Novotech in such Project Agreement. Sponsor agrees to pay Novotech for all such Services completed prior to the date of termination, and any non-cancellable costs; provided that Novotech used commercially reasonable efforts to mitigate and reduce such non-cancellable costs).

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Survival

14.4    The obligations of the Parties contained in the Information, Intellectual Property, Records, Insurance and Liability and Indemnities sections will survive termination of this Agreement.

15        Dispute Resolution

15.1    In the event that a dispute relating to the Services, this Agreement or any Project Agreement arises between the Parties, the Parties will use all reasonable efforts to resolve the dispute through discussions with nominated senior or executive officers for a period of 30 days following receipt of written notice of the dispute.

15.2    In the event that the dispute is not resolved, the Parties must submit the dispute to mediation before having recourse to any other dispute resolution process.

15.3    If the dispute is not resolved by mediation 60 days after the dispute is submitted to mediation subject to Clause 16.5, the Parties may seek any other lawful remedy available to it.

16        General

Notices

16.1    All notices given by a Party under or in connection with this Agreement must be in writing and sent by mail (deemed delivered 3 business days after deposit at the respective postal service) or email (deemed to be received at the beginning of the next business day) to the address of the relevant party as set out below (or otherwise updated by notice):

Novotech (Australia) Pty Limited

Attention: General Counsel

Address: Level 3, 235 Pyrmont Street, Pyrmont 2009 NSW Australia

Email: legal@novotech-cro.com

EMBI Australia Pty Ltd

Attention: Leanne Groves, Company Secretary

Address: 58 Gipps Street, Collingwood, 3066 Vic, Australia

Email: leanne.groves@cosec.com.au

Relationship of Parties

16.2    Novotech provides the Services to the Sponsor as an independent contractor and not as the Sponsor’s employee, agent, partner or a joint venture party. Neither party has the right, power or authority to bind the other.

Severability

16.3    If a provision of this Agreement (in whole or in part) is deemed to be illegal, invalid or otherwise unenforceable, the other provisions will remain in full force and effect and the void provision will be replaced by a valid provision, mutually agreed between the Parties.

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Assignment

16.4    Neither Party may assign, transfer or otherwise deal with this Agreement or any Project Agreement or any right or obligation under this Agreement without the prior written consent of the other party, consent not to be unreasonably withheld except that:

(a)        either Party may assign, mortgage, transfer or otherwise deal with any of its rights or obligations under this Agreement without the prior written consent of the other party in the event of a merger, sale or similar transaction involving all or substantially all of its assets; and

(b)        either Party may assign this Agreement to an Affiliate.

Governing law and jurisdiction

16.5    This Agreement is governed by and construed in accordance with the laws of New South Wales, Australia without giving effect to the doctrine of conflict of laws. The Parties agree and irrevocably submit to the exclusive jurisdiction of the competent courts of New South Wales, Australia.

Entire agreement

16.6    This Agreement constitutes the entire agreement between the Parties in relation to its subject matter. All prior discussions, undertakings, agreements, representations, warranties and indemnities in relation to that subject matter are replaced by this Agreement and have no further effect.

Valid execution

16.7    Each of the Parties represents and warrants that it has full power and authority to execute this Agreement and that this Agreement has been duly executed by it.

16.8    Each Party agrees this Agreement is a legal and binding agreement enforceable against either Party in accordance with the terms of the Agreement.

Counterparts

16.9    This Agreement may be executed in any number of counterparts. All counterparts taken together constitute one instrument. Signatures transmitted by facsimile transmission or in read-only digital files have the same force and effect as original signatures.

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Executed as an Agreement

Signed for and on behalf of Novotech (Australia) Pty Limited by its authorised representative:	Signed for and behalf of EMBI Australia Pty Ltd by its authorised representative:
Signature	Signature
Name (print)	Name (print)
Title	Title
Date:	Date:

Signature
Name (print)
Title
Date:

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